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                                                                    EXHIBIT g(8)

                          CUSTODIAN SERVICES AGREEMENT

                               September 12, 2001

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110

Dear Sirs:

                  In accordance with Article 20 of the Custodian Services Agreement Terms and Conditions, dated October 20, 2000 (the "Agreement"), between Credit Suisse Warburg Pincus Trust (the "Trust") and State Street Bank and Trust Company (the "Bank"), the Trust hereby notifies the Bank of the Trust's desire to amend Exhibit of the Agreement to include the Small Company Value Portfolio, a series of shares of beneficial interest of the Trust (the "Portfolio"), and to have the Bank render services as custodian under the terms of the Agreement with respect to the Portfolio.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                       Very truly yours,
                                       CREDIT SUISSE WARBURG PINCUS TRUST

                                       By: /s/Hal Liebes
                                           -------------
                                           Name: Hal Liebes
                                           Title: Vice President and Secretary

Accepted:

STATE STREET BANK AND TRUST COMPANY

By: ________________________
    Name:
    Title: